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                                                               EXHIBIT 99.1


                              [MIG Logo]


Metromedia International Group announces John D. Phillips resignation
                  Subotnick named president and CEO


    NEW YORK -- Dec. 4, 1996 -- Metromedia International Group Inc.
(ASE:MMG) Wednesday announced that the company has accepted the resignation of its president and chief executive officer, John D. Phillips.
    Phillips also resigned as a director. Phillips stated that he resigned to pursue other business opportunities.
    John W. Kluge, chairman of the board, announced that the company's vice chairman, Stuart Subotnick, would immediately assume the additional roles of president and chief executive officer.
    Phillips said: "I continue to be excited about the company's prospects in the entertainment and telecommunications business. Due to personal reasons, and other commitments, I have resigned now as the company looks forward to 1997 under the continued leadership of John Kluge and Stuart Subnotnick."
    Metromedia International Group is a global entertainment, media and communications company whose primary operations are engaged in two businesses: the development, production, acquisition and worldwide distribution of motion pictures, television programming and prerecorded videocassettes, through Metromedia Entertainment Group; and the development and operation of communications businesses, including wireless cable television systems, wireless local loop telephone services, GSM telephone, paging systems, an international toll calling service, trunked mobile radio services and radio stations in Eastern Europe, the former Soviet Republics and other emerging markets through its Communications Group.

           CONTACT:   Phillip I. Myers
                      For Metromedia International Group
                      310/282-2572